Exhibit 99.1

Proginet Corporation to be Acquired by TIBCO Software

Garden City, N.Y. — June 22, 2010 — Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced that on June 21, 2010, it entered into a definitive merger agreement to be acquired by TIBCO Software Inc. (NASDAQ: TIBX), in a transaction valued at approximately $23 million.  Under the terms of the agreement, Proginet stockholders will receive $1.15 in cash for each share of Proginet common stock they hold, representing a premium of approximately 22% to the closing price of Proginet’s common stock on June 21, 2010, the last trading day before the signing of the merger agreement.   Outstanding options will be canceled at closing, and the option holders will receive the amount by which the per share merger price exceeds the option exercise price, if any.   The Proginet Board of Directors unanimously approved the merger agreement and the merger and has approved recommending the approval of the transaction to Proginet’s stockholders.

“This transaction achieves significant value for our shareholders and will help extend our global reach as a leading provider of managed file transfer technology,” said Sandy Weil, Proginet President and CEO. “Together with TIBCO, we will be able to deliver services and technologies that improve business processes for companies worldwide.”

The transaction is subject to customary closing conditions, including the approval of Proginet stockholders.  All of Proginet’s directors, and certain officers and stockholders, representing approximately 21.4% of Proginet’s issued and outstanding common stock, have entered into voting agreements in support of the acquisition.  The transaction is not subject to a financing condition.  Proginet expects the transaction to close in the first quarter of Proginet’s fiscal 2011 (which commences on August 1, 2010).

About Proginet Corporation
Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)®, SlingshotTM, AnyFileNowTM and Proginet Accelerator, Inc.’s file transfer acceleration technology, RocketStream, to streamline business conduct while securing customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

About TIBCO Software, Inc.
Headquartered in Palo Alto, California, TIBCO Software Inc. (NASDAQ:TIBX) provides enterprise software that helps companies achieve service-oriented architecture (SOA) and business process management (BPM) success. With over 4,000 customers and offices in 40 countries, TIBCO has given leading organizations around the world better awareness and agility–what TIBCO calls The Power of Now®.

Important Additional Information will be Filed with the SEC

This communication may be deemed to be proxy solicitation material in respect of the proposed transaction.   In connection with the proposed transaction, Proginet will file or furnish relevant documents, including a proxy statement, concerning the proposed transaction with the SEC.  Investors and stockholders of Proginet are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Proginet and the proposed transaction.    The final proxy statement will be mailed to the company’s stockholders.

 Investors and stockholders may obtain a free copy of the proxy statement and any other relevant documents filed or furnished by Proginet with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by Proginet by contacting Proginet’s Corporate Secretary at (516) 535-3600 or by going to the investor relations website portion of the Proginet website at http://www.proginet.com/about-us/investor-relations/.

Proginet and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Proginet stockholders in respect of the proposed transaction.  Information about the directors and executive officers of Proginet and their respective interests in Proginet by security holdings or otherwise will be set forth in the proxy statement that will be filed by Proginet with the SEC.  Stockholders may obtain additional information regarding the interests of Proginet and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.  Each of these documents is, or will be, available as described above.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition; the ability of TIBCO Software and Proginet to close the acquisition; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of Proginet, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: (i) uncertainties associated with the acquisition of Proginet by TIBCO Software, (ii) uncertainties as to the timing of the merger; (iii) failure to receive approval of the transaction by the stockholders of Proginet; (iv) the ability of the parties to satisfy closing conditions to the transaction; (v) changes in economic, business, competitive, technological and/or regulatory factors; and (vi) those risks identified and discussed by Proginet in its filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Neither TIBCO Software nor Proginet undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Proginet’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended July 31, 2009, Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2009, January 31, 2010 and April 30, 2010, and Current Reports on Form 8-K filed from time to time by Proginet. All forward-looking statements are qualified in their entirety by this cautionary statement.

Proginet Financial Contact
Joe Christel
Chief Financial Officer
(516) 535-3686
joe.christel@proginet.com

Media Contacts
Erica Camilo
BluePoint Venture Marketing for Proginet
(781) 861-7800
erica@bluepointmktg.com

Holly Burkhart
TIBCO Software Inc.
(650) 846-5624
hburkhart@tibco.com